United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 31, 2003

MDU Communications International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26053	84-1342898
(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way, Totowa NJ	07512
(Address of principal executive offices)	(Zip Code)

(973) 237-9499
(Registrant’s telephone number, including area code)

Item 2.                                                          Acquisition or Disposition of Assets.

When MDU Communications International, Inc. (the “Company”) acquired Digital Solutions LLC in April of 2001, it acquired a one-half interest in a joint venture called the Avalon Digital Joint Venture (the “Joint Venture”). On July 28, 2003, the Company purchased the remaining one half interest in the Joint Venture from AvalonBay Cable I, Inc. for approximately $318,000 pursuant to the terms of a purchase agreement (the “Purchase Agreement”). As of that date, the Joint Venture provided services to approximately 2,084 subscribers in eleven multi-dwelling properties.  The Purchase Agreement included a provision governing the future sale of Joint Venture assets, specifying that in the event of a sale of any of the assets, the proceeds - net of certain costs for removal of equipment, disconnection fees and penalties, transaction costs and a repayment to the Company of a portion of its purchase price paid - would be split evenly between the Company and the owner of the Joint Venture property involved in the asset sale.  As a result, the Joint Venture became a wholly owned Joint Venture with revenues and expenses being consolidated with the Company’s other revenues and expenses.

On July 30, 2003, the Joint Venture sold 1,273 digital satellite television subscribers in five properties to CSC Holdings, Inc. for $1,200 per subscriber. The total sales price, including a cost for some additional equipment, was $1,557,600.  Approximately 25% of the purchase price will be held in escrow for eighty days to confirm the number of subscribers.  The gross proceeds are being offset by certain transactional costs of approximately $185,000.00 relating to the cost of transition, system removal and discontinuance of service.  The Company will be responsible for providing these services and will earn a majority of this fee.  As stated above, pursuant to the Purchase Agreement, the Company will also recoup approximately $150,000 of the original $318,000 purchase price as well as approximately $150,000 of its original equity investment in the assets sold.

The following table illustrates how the proceeds from the sale are anticipated to be allocated:

Total Sales Price	$1,557,600
Transition and System Removal Costs (allocated to Company)	$(185,000)
Company Recoup of Purchase Price	$(150,000)
Company Recoup of Equity Investments	$(150,000)
Net Proceeds to be Equally Divided	$1,072,600

Accordingly, the Company will receive proceeds of approximately $1,021,300 and the remaining $536,300 will be distributed among the five properties involved in the CSC Holdings sale.

The Company will continue to provide service to the remaining 6 properties and 811 subscribers in the Joint Venture.  The Company will include 100% of future Joint Venture revenues and expenses in the Company’s financial statements going forward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU Communications International, Inc.

Date: August 14, 2003	By: /s/ Sheldon Nelson
Sheldon Nelson, Chief Executive Officer